Exhibit 99.1

Contact: Katie Reinsmidt, Vice President- Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES PROVIDES UPDATE ON FINANCING ACTIVITY

   CHATTANOOGA, Tenn. (June 8, 2009) - CBL & Associates Properties, Inc. (NYSE: CBL) today announced that it has made significant advancements in the extension and modification of its $560 million unsecured line of credit that is currently scheduled to mature in August 2011 (assuming exercise of the remaining one-year extension option). The Company has received commitments from participants in its $560 million unsecured line of credit, representing approximately $510 million or 91% of the lending commitments thereunder, to extend and modify the facility. The commitment provides that the facility will be converted over an 18-month period into a secured facility, and that the maturity of the facility will be extended from August 2011 to April 2014.

   The commitments provide for drawing down amounts available under the unsecured facility to retire at maturity a number of non-recourse property specific mortgages that mature in 2009, 2010 and 2011. The assets will then be pledged as collateral to secure the facility. The Company expects that amounts outstanding under the facility will bear interest at an annual rate equal to one-month, three-month, or six-month LIBOR (at the Company's option) plus a spread that increases over the facility’s term, commencing with a spread of 75 to 120 basis points (depending upon our leverage ratio) through August 2010, a spread of 145 to 190 basis points (depending upon our leverage ratio) through August 2011 and increasing thereafter to 325 to 425 basis points (depending upon our leverage ratio) until maturity, with LIBOR subject to a minimum of 1.50%. CBL is continuing to seek additional lending commitments to this facility from existing participants in the facility and from other lending institutions. Wells Fargo Bank, N.A. acts as administrative agent under this facility.

   The Company anticipates closing on the extension and modification of the unsecured facility in 2009. Full terms and conditions of the facility will be announced at that time.

   The Company previously announced that it has received commitments from participants in the $525 million secured credit facility representing approximately $420 million or 80% of the lending commitments thereunder. The commitments reflect an extension of the facility from February 2010 to

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CBL & Associates Properties, Inc. Announces Update on Financing Activity

June 8, 2009

February 2012, with an option to extend the maturity for one additional year (subject to continued compliance with the terms of the facility).

    To-date, commitments received from lenders in the Company’s $560 million unsecured facility and the Company’s $525 million secured facility total approximately $930 million. The Company is continuing to seek additional lending commitments to these facilities from existing participants in the facility and from other lending institutions. Assuming these facilities are closed, the extension and modification agreements will address a significant portion of the Company’s debt scheduled to mature through 2011.

           The commitments related to the Company's $560 million unsecured credit facility and $525 million secured credit facility are subject to the execution of definitive loan documentation and other customary closing conditions; accordingly, no assurances can be given that the Company will be successful in completing the extension and modification of these credit facilities.

About CBL & Associates Properties, Inc.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 159 properties, including 88 regional malls/open-air centers. The properties are located in 27 states and total 86.0 million square feet including 2.2 million square feet of non-owned shopping centers managed for third parties. CBL currently has four projects under construction totaling 2.4 million square feet including The Promenade in D'Iberville, MS; Settlers Ridge in Pittsburgh, PA; The Pavilion at Port Orange in Port Orange, FL; and one open-air center. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas, TX, and St. Louis, MO.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the company's various filings with the Securities and Exchange Commission, including without limitation the information under the caption “Supplemental Risk Factors” in the preliminary prospectus supplement for the offering announced hereby and the information under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, for a discussion of such risks and uncertainties.

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